CANANDAIGUA NATIONAL CORPORATION
72 SOUTH MAIN STREET
CANANDAIGUA, NEW YORK 14424

     This Proxy Statement is being mailed to holders of common stock in connection with solicitation of proxies by the Board of Directors of Canandaigua National Corporation for use at the Annual Meeting of Shareholders to be held Wednesday, April 14, 2004, at 1:00 p.m., at the offices of the Corporation, 72 South Main Street, Canandaigua, NY 14424 and any adjournment thereof. Each proxy that is properly executed and returned will be voted at the meeting and, if a choice is specified therein, will be voted in accordance with the specification made. If no choice is specified, it will be voted in favor of the proposals set forth in the notice enclosed herewith. Any proxy may be revoked by the person giving it at any time prior to its exercise, by submitting a proxy with a later date or voting in person at the meeting.

     Only shareholders of record as of the close of business on January 14, 2004, are entitled to notice of, and to vote at, the Annual Meeting. On that date, there were outstanding and entitled to vote 477,209 shares of common stock. Each share of common stock is entitled to one vote. A quorum will consist of the holders of not less than a majority of the shares entitled to vote, present either in person or by proxy.

     This Proxy Statement and the accompanying proxy are being mailed by first-class mail on March 15, 2004. All expenses incurred in connection with the solicitation of proxies will be borne by the Corporation.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Beneficial Owners of Common Stock

   A)    The following table sets forth, as of January 14, 2004, the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner ("beneficial ownership" as used in this Proxy Statement is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than 5% of the Corporation's outstanding common stock, the number of shares beneficially owned, and the percentage of the Corporation's outstanding common stock so owned and the percentage of class of the Corporation's common stock beneficially owned by all Directors and Principal Officers of the Corporation as a group:

Name and Address	Shares of Common Stock Owned	Percent of Class
All Directors and Executive Officers of Corporation as a Group (15 persons)	59,370[1]	12.44%

George W. Hamlin, IV, Director, President and Chief Executive Officer Canandaigua, NY	26,685	5.59%

     As of January 14, 2004, the Trust Department of The Canandaigua National Bank and Trust Company held in various fiduciary capacities 153,320 shares or 32.13%, of the outstanding shares. The Trust Department of the bank has the power to vote 41,242 shares, or 8.64%, of the outstanding shares. These shares are not included within the total set forth above or within the table that follows.

1 Includes shares set forth in footnotes to Table B.
1.

B) Beneficial Ownership by Directors and Executive Officers:

The following table sets forth as of January 14, 2004, the amount and percentage of the common stock of the Corporation beneficially owned by each Director and each Executive Officer.
Name and Address	Shares of Common Stock Owned[1]	Percent of Class
Patricia A. Boland, Director Rushville NY	150	0.03%
David Hamlin, Jr, Director Bloomfield, NY	1,668	0.35%
George W. Hamlin, IV, Director, President and Chief Executive Officer Canandaigua, NY	19,442	4.07%
Stephen D. Hamlin, Director Canandaigua, NY	4,547[2]	0.74%
James S. Fralick, Director Canandaigua, NY	300	0.06%
Richard P. Miller, Jr., Director Naples, NY	30	0.01%
Caroline C. Shipley, Director Canandaigua, NY	508	0.11%
Alan J. Stone, Director Honeoye, NY	12,794	2.68%
Gregory S. MacKay, Treasurer Canandaigua, NY	388	0.08%
Robert G. Sheridan, Director and Secretary Canandaigua, NY	214	0.04%
Daniel P. Fuller, Director Canandaigua, NY	525	0.11%
Sue S. Stewart, Director Victor, NY	60	0.01%
James C. Minges,[3] Senior Vice President[9] Canandaigua, NY	192	0.04%
Richard H. Hawks, Jr.,[3] Senior Vice President[9] Naples, NY	1890	0.39%
Joseph L. Dugan,[3] Senior Vice President[9] Victor, NY	150	0.03%

1 Includes shares held directly, as well as shares held jointly with family members, and shares held in retirement accounts, in a fiduciary capacity, by certain of the individual's families, or held by trusts of which the individual is a trustee or substantial beneficiary, with respect to which shares the individual may be deemed to have sole or shared voting or investment powers, and shares which may be acquired under option agreements as defined in Rule 13d-3.

2 Stephen D, Hamlin also has the right to vote 16,921 shares of stock held by the Estate of Arthur S. Hamlin.

3 Officer of subsidiary, The Canandaigua National Bank and Trust Company.

2.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

The family relationships between the above-named Directors are as follows: Stephen Hamlin is the first cousin of George Hamlin. David Hamlin, Jr., is a second cousin of George and Stephen Hamlin.

     Directors and Executive officers of Canandaigua National Corporation and their associates are, as they have been in the past, customers of, and have had financial transactions with, The Canandaigua National Bank and Trust Company, and additional transactions may be expected to occur in the future between such persons and the bank or other subsidiaries of the Corporation. Any loans from The Canandaigua National Bank and Trust Company to such persons and their associates outstanding at any time since the beginning of 2003 were made in the ordinary course of business of the bank and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers of the bank, and did not involve more than normal risk of collectibility or present other unfavorable features.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Exchange Act, Canandaigua National Corporation's directors and officers are required to report their ownership of the Common Stock and options and any changes in that ownership to the Securities and Exchange Commission. Based solely on a review of copies of such reports of ownership furnished to the Company, or written representations that no forms were necessary, Canandaigua National Corporation believes that these filing requirements were satisfied by its Directors and Officers.

ITEM 1

ELECTION OF DIRECTORS

     The number of Directors to be elected at the 2004 Annual Meeting is four. Directors are elected by a plurality of votes cast, assuming the existence of a quorum at the meeting. If elected, Class 3 Directors will hold office for three years and until their successors are elected and qualified. Votes are counted manually by Judges of Election appointed by the Board of Directors. Abstentions and broker non-votes are counted for the purpose of establishing a quorum but are not counted as votes for or against any proposition. Management has nominated as Directors, and recommends the election of the four persons listed below as Class 3 Directors. Nominee Robert G. Sheridan is a member of the present Board and was first elected by the Shareholders of the Corporation at the Annual Meeting held in 1984. Nominee Patricia A. Boland is a member of the present Board and was first elected by the Shareholders of the Corporation at the Annual Meeting held in 1986. Nominee Alan J. Stone is a member of the present Board and was first elected by the Shareholders of the Corporation at the Annual Meeting held in 1986. Nominee Richard P. Miller Jr. is a member of the present Board and was first elected by the Shareholders of the Corporation at the Annual Meeting held in 1998. Each nominee has consented to be named in this Proxy Statement and to serve if elected. If at the time of the Annual Meeting any of them becomes unavailable for election, the proxies may exercise discretionary authority to vote for substitutes proposed by the Board of Directors. Management has no reason to believe that any substitute nominees will be required.

The Board of Directors recommends a vote FOR the election of all four nominees.

3.

INFORMATION ON DIRECTORS AND NOMINEES

Incumbent Class 3 Directors - Term Expiring 2004

		Year First Elected or
		Appointed to:
Name	Age	Corporation	Bank	Principal Occupation for Past Five Years

Robert G. Sheridan	55	1984	1992	Senior Vice President and Cashier, The Canandaigua National Bank and Trust Company 1989 - present; President, CNB Mortgage Company 2002 - present

Patricia A. Boland	68	1986	1986	Retired Educator; Retired Mayor, City of Canandaigua

Alan J. Stone	63	1986	1986

Director, Stone Construction Equipment, Inc. 1968 - present; Managing Member, Stone Family Properties 1986 - present; Managing Member, City Mini Storage 1999 - present;
Chairman of the Board, Canandaigua National Corporation 1994 - present;
CEO, Stone Construction Equipment, Inc. until 1986.

Richard P. Miller, Jr.	60	1998	1998

President, Hartwick College 2003 - present;
Vice Chancellor & Chief Operating Officer, State University of New York 2000 - 2003;
Senior Vice President & Chief Operating Officer, University of Rochester 1996 - 2000

Class 2 Directors - Term Expiring 2005

		Year First Elected or
		Appointed to:
Name	Age	Corporation	Bank	Principal Occupation for Past Five Years

Stephen D. Hamlin	67	1984	1973	Retired Cultural Leader; Chief Executive Officer, Sonnenberg Gardens February 1996-2000

James S. Fralick	61	1998	1998	Adjunct Professor, Economics, Syracuse University 1998 - present; Retired Director, European Economic Research, Morgan Stanley & Co.1993 - 1997

Daniel P. Fuller	53	1996	1996	President and General Manager, Bristol Mountain Ski Resort December 1984 - present

4.

Class 1 Directors - Term Expiring 2006

		Year First Elected or
		Appointed to:
Name	Age	Corporation	Bank	Principal Occupation for Past Five Years

Caroline C. Shipley	64	1984	1984

Retired;

Treasurer, First Congregational Church;

Treasurer, Ontario Children's Home;

Member Board of Education Canandaigua City School District since 1979;

Governor's Commission on Education Reform 2003 - 2004;

Past President New York State School Boards Association

George W. Hamlin, IV	62	1984	1979

President, CEO, CRA and Trust Officer, The Canandaigua National Bank Trust Company 1979 - present;

Director of the Federal Reserve Bank of New York 1997 - 2002;

Chair-Elect, Thompson Health System;

Chair, Eastman School of Music;

Director, U of R Medical Center;

Director, Center for Governmental Research;

Chair, Investment Committee - Monroe Fund

Sue S. Stewart	61	2000	2000	Vice President & General Counsel, University of Rochester 2003 - present. Partner, Nixon, Peabody, LLP: 1978 - 2001 Managing Partner Rochester Office, 1998 - 2000

David Hamlin, Jr.	60	1993	1993	Farmer; Retired Colonel, USAF; Vice Chairperson, Board of Directors, Mercy Flight Central; Community Leader

COMMITTEES OF THE BOARD OF DIRECTORS

The Directors of Canandaigua National Corporation and the Directors of The Canandaigua National Bank and Trust Company are the same persons.

     The Corporation has an Audit Committee, but does not have standing Compensation or Nominating Committees. These functions are performed by committees of Board of The Canandaigua National Bank and Trust Company.

     The Audit Committee consists of four Directors who are not employees of The Canandaigua National Bank and Trust Company and who are appointed annually by the Board of Directors. Members of the Committee are:

James S. Fralick	Caroline C. Shipley
David Hamlin, Jr.	Patricia A. Boland

     The Audit Committee met seven times during 2003 to supervise the internal audit and compliance activities of the Bank. The function of the Committee is to make or cause to be made suitable examinations every year and to insure that the Bank's activities are being conducted in accordance with the law and the banking rules and regulations established by the Comptroller of the Currency, other regulatory and supervisory authorities, and in conformance with established policy. In addition, the Audit Committee recommends to the Board of Directors the services of a reputable independent certified public accounting firm, and the Board of Directors then appoints the independent certified public accounting firm at the annual organizational meeting of Directors. The Committee receives and reviews the reports of the independent certified public accounting firm and presents them to the Board of Directors with comments and recommendations. At least once during each twelve-month period, this Committee makes audits of the Trust Department or causes audits to be made and ascertains whether an adequate review of all the assets in each trust has been made.

5.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee is composed of four directors, each of whom is independent as defined by the NASD and the requirements of the Independence Standards Board. The Audit Committee operates under a written charter approved by the Board of Directors.

     Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

     In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the December 31, 2003 financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has determined that the provision of the services described below is compatible with maintaining the accountant's independence.

     The Corporation appointed KPMG LLP as auditors for the fiscal years ending December 31, 2002 and December 31, 2003. The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company's annual financial statements for 2002 and 2003, and fees billed for other services rendered by KPMG LLP:

	2002	2003

Financial Statement Audit:	$88,000	$99,500

All other fees:
Audit related fees (1)	$60,000	$26,500

Other non-audit fees - income tax compliance	$24,650	$29,400

(1)Audit related fees consist of audits of financial statements of employee benefit plans, internal audit services, and regulatory compliance audits.

     Based upon the Audit Committee's discussions with management and the independent accountants, and the Audit Committee's review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, to be filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

James S. Fralick, Chair	Patricia A. Boland
David Hamlin, Jr.	Caroline C. Shipley

     Audit Committee Financial Expert   The Corporation's Board of Directors does not have a "financial expert" serving on its Audit Committee. It is the opinion of the Board of Directors that the cumulative experience of the directors serving on the Audit Committee is adequate to provide appropriate oversight of the audit functions.

6.

     The Officers' Compensation Committee consists of four Directors who are not employees of The Canandaigua National Bank and Trust Company and who are appointed by the Board of Directors each year. Members of the Committee are as follows:

Daniel P. Fuller	Alan J. Stone
Richard P. Miller	Caroline C. Shipley

     The Officers' Compensation Committee met five times during 2003 to perform annual reviews of officers' performance. Based on the Committee's reviews, recommendations on officers' titles and salaries for the upcoming year are made to the Board of Directors for approval.

     The Nominating and Governance Committee consists of five Directors who are not employees of The Canandaigua National Bank and Trust Company bank and who are appointed by the Board of Directors each year. Members of the Committee are as follows:

Patricia A. Boland	Daniel P. Fuller	Caroline C. Shipley
Sue S. Stewart	Richard P. Miller, Jr.

     The Nominating and Governance Committee met four times during 2003 to determine personal and professional qualifications for Board of Director candidates. The Nominating and Governance Committee does not have a charter. The Committee reviews the qualifications of and interviews candidates for Director and makes recommendations to the Board of Directors for approval.

     In addition, the Board will consider recommendations submitted by Shareholders. Any Shareholder wishing to make such a recommendation should submit it to the Secretary of the Corporation. Notice of intention to make any nominations, other than by the Board of Directors, must be made in writing and must be received by the Secretary of the Corporation no less than twenty (20) days prior to any meeting of Shareholders called for the election of Directors. Such notification should contain the following information to the extent known to the notifying Shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Corporation that will be voted for each proposed nominee; and (d) the number of shares of common stock of the Corporation owned by the notifying Shareholder.

     In its deliberations, the Nominating and Governance Committee considers the skills represented among the existing Board members and identifies any particular qualifications that might be sought in new directors for the purpose of augmenting the skills and experience represented on the Board, all in the context of the perceived needs of the Board at that time.

     Shareholders may communicate with the Board of Directors by sending such communications to the attention of Robert G. Sheridan, Secretary, who will forward all such communications to the Board of Directors.

     The Board of Directors of the Corporation held twelve meetings during 2003. No incumbent Director of the Bank or of the Corporation attended fewer than 75% of the aggregate of all the meetings of the Board of Directors and the Committees of which they were members, except Sue S. Stewart whose attendance was affected by the illness and ultimate death of a family member.

BOARD OF DIRECTORS COMPENSATION

     For the years 2003 and 2002, no compensation was paid to members of the Board of Directors of Canandaigua National Corporation. For the year 2003, the Chairman of the Board of Directors of The Canandaigua National Bank and Trust Company was compensated at the rate of $800 per meeting attended and the remaining members were paid at the rate of $700 per meeting attended.

7.

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation
					Awards	Other Compensation
Name and PrincipalPosition	Year	Salary ($)	Bonus ($)	Other Annual Compensation (Management Group Life Insurance) ($)	Securities Underlying Options/SARs (#) / (#)	Defined Contribution Plan ($)	All other Compensation[1] ($)
George W. Hamlin, IV President	2001 2002 2003	260,437 267,208 273,889	93,760 77,888 88,101	9,855 9,855 9,855	1,794.00 / 0 1,728.00 / 0 1,770.00 / 0	15,252 25,177 29,705	17,823.03 20,857.28 15,478.36
Robert G. Sheridan Secretary	2001 2002 2003	121,733 124,898 148,020	38,848 32,513 36,881	3,447 3,447 3,447	1,077.00 / 0 1,035.00 / 0 1,062.00 / 0	9,885 18,222 18,727	2,820.27 3,385.71 3,262.64
Gregory S. MacKay Treasurer	2001 2002 2003	108,928 113,432 117,354	36,560 9,058 12,228	4,156 4,156 4,156	669.00 / 0 0.00 / 0 0.00 / 0	9,628 16,332 17,024	1,134.00 1,257.00 1,236.00
James C. Minges[2] Sr. Vice President	2001 2002 2003	110,810 113,691 126,534	37,155 31,440 28,778	4,596 4,596 4,596	1077.00 / 0 1,035.00 / 0 1062.00 / 0	9,690 16,439 16,926	2,796.32 3,242.96 3,124.80
Richard H. Hawks[2] Sr. Vice President	2001 2002 2003	111,135 114,025 116,876	39,447 23,888 29,547	2,961 2,961 2,961	1062.00 / 0 1035.00 / 0 1062.00 / 0	9,380 16,643 17,112	2,678.00 3,164.11 3,048.24
Joseph L. Dugan[2] Sr. Vice President	2001 2002 2003	110,000 112,860 130,682	0 33,500 26,947	604 1,812 1,812	0.00 / 0 1035.00 / 0 1062.00 / 0	0 16,088 16,620	0 1,505.91 1,636.68

1  Includes the Bank's contributions under the Employee Stock Ownership Plan (ESOP) maintained by the Bank for all of its employees, and the Supplemental Executive Compensation Plans (SERP). SERP I is an unfunded non-qualified deferred compensation agreement covering the Chief Executive Officer of The Canandaigua National Bank and Trust Company. SERP II is an unfunded non-qualified deferred compensation agreement covering certain executive officers of The Canandaigua National Bank and Trust Company.

	ESOP	SERP I	SERP II

George W. Hamlin , IV	$2,179.00	$8,866.68	$4,432.68
Robert G. Sheridan	$1,361.00	$ 0.00	$1,901.64
Gregory S. MacKay	$1,236.00	$ 0.00	$ 0.00
James C. Minges	$1,239.00	$ 0.00	$1,885.80
Richard H. Hawks	$1,242.00	$ 0.00	$1,806.24
Joseph L. Dugan	$1,230.00	$ 0.00	$ 406.68
2 Officer of subsidiary, The Canandaigua National Bank and Trust Company

8.

STOCK APPRECIATION RIGHTS (SAR)
PHANTOM STOCK AWARDS (PSA)

     The following table sets forth below the aggregated SAR and PSA values at January 31, 2004, for the named executive officers. The value of the SARs and PSAs reflected in the table are based on the per-SAR and per-PSA value of $121 minus the related exercise price. The per-SAR and per-PSA values were frozen at $121 by the Board of Directors effective January 1, 1999. No Stock Appreciation Rights nor Phantom Stock Awards were made after 1998.

Name	Total number of unexercised SARs and PSAs at January 31, 2004		Total Value of Unexercised in-the-money SARs and PSAs at January 31, 2004
	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
George W. Hamlin, IV	None	None	N/A	N/A
Robert G. Sheridan	None	1,362.12	N/A	164,816
Gregory S. MacKay	None	1,362.12	N/A	164,816
James C. Minges	None	None	N/A	N/A
Richard H. Hawks	None	1,362.12	N/A	164,816
Joseph L. Dugan	None	None	N/A	N/A

During 2003, the named executive officers exercised Stock Appreciation Rights and Phantom Stock Awards as follows:

Name	Stock Appreciation Rights		Phantom Stock Awards
	# Exercised	Value Realized ($)	# Exercised	Value Realized ($)
George W. Hamlin, IV	199.89	7,941	None	N/A
Robert G. Sheridan	118.14	4,765	None	N/A
Gregory S. MacKay	118.14	4,765	None	N/A
James C. Minges	118.14	4,765	None	N/A
Richard H. Hawks	118.14	4,765	None	N/A
Joseph L. Dugan	None	N/A	None	N/A

STOCK OPTIONS

     During 2003, the Company granted options pursuant to the Company's 1998 Stock Option Plan. The Table below shows the relevant information pertaining to the grant of options during 2003 to named executive officers.

Name	Year	Securities Underlying Number of Options	% of Total Options Granted in Fiscal Year	Exercise Price $/share	Expiration Date (1)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for the Option Term ($) (1) 5% 10%
George W. Hamlin, IV President	2003	1,770	22%	171.88	2006	47,954	100,699
Robert G. Sheridan Secretary	2003	1,062	13%	171.88	2013	114,796	290,916
Gregory S. MacKay Treasurer	2003	None	N/A	N/A	N/A	N/A	N/A
James C. Minges Sr. Vice Pres.	2003	1,062	13%	171.88	2006	28,772	60,420
Richard H. Hawks Sr. Vice Pres.	2003	1,062	13%	171.88	2016	161,663	447,629
Joseph L. Dugan Sr. Vice Pres.	2003	1,062	13%	171.88	2027	406,162	1,615,400

(1) Since the stock options have no stated expiration date the expiration date for these calculations is the year of the grantee's 65th birthday considered normal retirement age.

9.

     The following table sets forth below the aggregated option values at January 31, 2004, for the named executive officers using an estimated market price of $293.85, the latest average market value in 2003 in a public auction.

Name	Total number of securities underlying unexercised options at January 31, 2004		Total Value of unexercised in-the-money options at January 31, 2004
	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
George W. Hamlin, IV	7,243	2,946	1,114,652	416,259
Robert G. Sheridan	4,343	1,772	668,313	250,440
Gregory S. MacKay	870	2,655	151,099	411,647
James C. Minges	3,694	1,772	555,667	250,440
Richard H. Hawks	1,362	4,752	236,600	682,153
Joseph L. Dugan	None	2,097	N/A	270,506

No options were exercised by the named executive officers in 2003.

     Compensation for the executive officers for whom disclosure is required by Item 402 of Regulation S-K is determined by the Officers' Compensation Committee consisting of Daniel P. Fuller, Caroline C. Shipley, Richard P. Miller, Jr., and Alan J. Stone. The Committee's consideration consists of, but is not limited to, analysis of the following factors: financial performance of the Company, including return on equity, return on assets, growth of the Company, and management of assets and liabilities. In addition, the Officers' Compensation Committee conducts a comparison study of the Company's executive compensation with the executive compensation for comparable positions in similar companies within the Company's peer group. The Committee also considers intangible factors such as the scope of responsibility of the executive, leadership within the Company, the community, and within the industry, and whether the Company, under the executive's leadership, has been able to serve worthwhile public purposes while enhancing shareholder value. All of these factors are considered in the context of the market for the Company's products and services, and the complexity and difficulty of managing business risks in the prevailing economic conditions and regulatory environment. The analysis is conducted with respect to each of the Executive Officers including the Chief Executive Officer. The foregoing report on executive compensation for 2003 is provided by the following directors, who constituted the Compensation Committee at the end of 2003.

THE OFFICERS' COMPENSATION COMMITTEE

Daniel P. Fuller, Chair	Alan J. Stone
Richard P. Miller	Caroline C. Shipley

10.

PERFORMANCE GRAPH

The performance graph shown below is required to be set forth in the Proxy Statement by Item 402 (1) of Regulation S-K. The theory incorporated into this requirement is that all corporations have organized orderly markets in which to exchange their securities. The graph is provided so that Shareholders and prospective Shareholders can compare market results with peer companies or with indexes of companies in similar businesses or having similar capitalization, e.g., those companies which are listed on the NASDAQ or NYSE.

     THE CORPORATION'S COMMON STOCK IS NOT LISTED WITH A NATIONAL SECURITIES EXCHANGE, NOR IS IT TRADED IN THE OVER-THE-COUNTER MARKET. THE CORPORATION'S COMMON STOCK IS NOT ACTIVELY TRADED; LESS THAN 1.5% OF THE CORPORATION'S OUTSTANDING SHARES HAVE BEEN BOUGHT AND SOLD IN ANY YEAR REPRESENTED IN THE GRAPH. DUE TO THE EXTREMELY LIMITED NUMBER OF TRANSACTIONS, THE AVERAGE SALE PRICE OF THE CORPORATION'S COMMON STOCK USED IN THE GRAPH MAY NOT BE INDICATIVE OF THE ACTUAL MARKET VALUE OF THE CORPORATION'S COMMON STOCK. THE GRAPH SET FORTH BELOW DEPICTS THE AVERAGE SALE PRICE OF THE CORPORATION'S COMMON STOCK BASED ONLY UPON TRANSACTIONS FOR WHICH THE CORPORATION HAS PRICE INFORMATION. THERE ARE PURCHASES AND SALES OF THE CORPORATION'S COMMON STOCK FOR WHICH THE CORPORATION HAS NO PRICE INFORMATION; THEREFORE, THE ACTUAL AVERAGE SALE PRICE OF ALL SHARES BOUGHT AND SOLD IN ANY QUARTER MAY BE DIFFERENT THAN SET FORTH IN THE GRAPH.

Canandaigua National Corporation
Total Return Performance
Index Value
400
350
300
250
200
150
100
50
0
12/31/1998
12/31/1999
12/31/2000
12/31/2001
12/31/2002
12/31/2003
Canandaigua National Corporation
SNL $500M-$1B Bank Index
SNL Mid-Atlantic Bank Index

	Period Ending

Index	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003

Canandaigua National Corporation	100.00	124.91	132.23	142.43	159.35	279.21
SNL $500M-$1B Bank Index	100.00	92.57	88.60	114.95	146.76	211.62
SNL Mid-Atlantic Bank Index	100.00	127.05	155.70	146.73	112.85	160.45
11.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors selected KPMG LLP as independent certified public accountants of Canandaigua National Corporation for the year ended December 31, 2003. Representatives of KPMG LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions. They will be given the opportunity to make a statement if they so desire.

SHAREHOLDER PROPOSALS

     To be considered for inclusion in the Corporation's Proxy Statement and form of Proxy relating to the 2004 Annual Meeting of Shareholders, which is anticipated to be held on March 9, 2005, a Shareholder proposal must be received by the Corporate Secretary at the address set forth on the first page of this Proxy Statement not later than October 25, 2004. Shareholders intending to submit proposals to be included in the company's Proxy Statement must comply with the provisions of 17 CFR 240.14a-8. Proposals so presented may be excluded from the proxy solicitation materials if they fail to meet the criteria established under the Exchange Act.

OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the 2004 Annual Meeting of Shareholders. However, if other matters should come before the meeting, it is the intention of each person named in the Proxy to vote it in accordance with his or her judgment on such matters.

     To the extent permitted under the rules of the Securities and Exchange Commission, the information presented in this Proxy Statement under the captions "Report of the Audit Committee" "Report of the Officers' Compensation Committee," and "Performance Graph" shall not be deemed to be "soliciting material," shall not be deemed filed with the Commission, and shall not be incorporated by reference in any filing by the Corporation under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

By Order of the Board of Directors

/s/ George W. Hamlin, IV
George W. Hamlin, IV
Secretary - Board of Directors
March 10, 2004

12.

Charter of the Audit Committee of the Boards of Directors Of Canandaigua National Corporation and Canandaigua National Bank

1.	Management Responsibilities

It is the responsibility of management to prepare the Company's financial statements and ensure they are complete and accurate and are in accordance with generally accepted accounting principles. Further, it is the responsibility of management to assure compliance with laws and regulations and the Company's Standards of Conduct.

2.	Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee will work with management, the Board of Directors and the internal and external auditors in an open, positive and constructive manner. It will be visible and will clearly communicate the Committee's role and expectations to appropriate groups within the Company. It will be a constructive resource to management, will be well-informed and knowledgeable about the business and will provide leadership by building and maintaining supportive and trusting relationships with management and the auditors. The Committee will help establish the overall tone for quality financial reporting, sound business risk controls and ethical behavior throughout the Company.

The Audit Committee's primary functions are to:

	-	Monitor the integrity of the Company's financial reporting process and system of internal controls regarding finance, accounting, security, regulatory and legal compliance.

	-	Monitor the independence and performance of the Company's external auditors and internal auditing department.

	-	Provide an avenue of communication among the external auditors, management, the internal auditing department, and the Board of Directors.

	-	Arrange at least once during each calendar year for a suitable audit of significant fiduciary activities as described in 12 CFR 9.

	-	Review with the Internal Auditor the Risk Assessment program and approve the annual internal audit schedule.

	-	Monitor quarterly internal audit's adherence to the approved audit schedule.

	-	Consider for expansion of basic internal audit work when significant issues arise or when significant changes occur in the institution's environment, structure, activities, risk exposures, or systems.

The Audit Committee has the authority to conduct any investigation appropriate to fulfill its responsibilities, and it has direct access to the external auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

A-1.

Charter of the Audit Committee of the Boards of Directors Of Canandaigua National Corporation and Canandaigua National Bank

3.	Audit Committee Composition and Meetings

The Audit Committee shall be comprised of three or more directors as determined by the Board of Directors. Audit Committee members shall be recommended by the Chairman of the Board of Directors and approved by Board of Directors.

Audit Committee members shall meet the independence and experience requirements of the SEC and Sarbanes-Oxley Act of 2002. To be considered independent, the member cannot, other than in their role as committee member, accept any consulting, advisory, or other compensatory fee from the Company, or be a person affiliated with the Company or any subsidiary.

The Audit Committee shall meet quarterly, or more frequently as circumstances dictate. The Audit Committee Chair shall approve an agenda in advance of each meeting. The Audit Committee will communicate with management and the external auditors quarterly to discuss the Company's financial statements.

Audit Committee Financial Expert

The Company will disclose in its annual report whether at least one "audit committee financial expert" serves on its Audit Committee. If yes, the Company must disclose the name of the "audit committee financial expert." If not, the Company must explain why it does not have an "audit committee financial expert."

The SEC's rule defines an "audit committee financial expert" as having the following attributes:
	-	An understanding of generally accepted accounting principles and financial statements.
	-	The ability to assess the general application of such principles in connection with the accounting of estimates, accruals and reserves.
-

Experience in preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company's financial statements, or experience actively supervising one or more persons engaged in such activities.

	-	An understanding of internal controls and procedures for financial reporting.
	-	An understanding of Audit Committee functions.

Under the rules, a person must have acquired such attributes through any one of the following:
-

Education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions.

	-	Experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions.
	-	Experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements.
	-	Other relevant experience.

The rule also provides a safe harbor for "audit committee financial experts."

A-2.

Charter of the Audit Committee of the Boards of Directors Of Canandaigua National Corporation and Canandaigua National Bank

4.	Audit Committee Responsibilities and Duties

Review Procedures

-

Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

-

Review the Company's annual audited financial statements and interim financial reports as needed including discussion with management and external auditors of significant issues regarding critical accounting policies, practices, and judgments.

	-	Review significant findings prepared by the external auditors and the internal auditing department together with management's responses.

External Auditor Engagement

	-	Be directly responsible for the appointment, compensation, and oversight of the work undertaken by any public accounting firm employed for the purpose of issuance of the audit report or related work.

-

Review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the external auditors or the discharge of auditors when circumstances warrant.

	-	Review and discuss with the external auditors on an annual basis all significant relationships they have with the Company that could impair the auditor's independence.

	-	Review the external auditors audit plan including scope, staffing, locations, reliance upon management and internal audit, and general audit approach.

	-	Discuss the results of the audit with the external auditors, including certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

	-	Observe all requirements and restrictions pertaining to the external auditors.

-

All services provided by the external auditor are to be pre-approved by the Audit Committee. The Chair of the Audit Committee may approve engagement of services that arise between Audit Committee meetings.

-

External auditors are prohibited from providing the following non-audit services: bookkeeping; financial information systems design and implementation; appraisal or valuation; actuarial services; internal audit outsourcing; management functions or human resources; broker dealer, investment advisor or investment banking; legal or expert services unrelated to the audit; any other service determined by the Board to be impermissible.

-

The lead external audit partner and the SEC reviewing partner are required to rotate off the engagement after 5 years and must stay off the engagement for 5 years. Other partners (non-lead, tax or other specialist partners) must rotate after seven years and must stay off the engagement for two years. The Audit Committee will evaluate the partners on the account to ensure they meet the rotation requirement at time of audit proposal.

A-3.

Charter of the Audit Committee of the Boards of Directors Of Canandaigua National Corporation and Canandaigua National Bank

Internal Audit Department

-	Review the budget, staffing, schedule, activities, risk assessment, and independence of the internal audit department.

-	Review the appointment and performance of the senior internal audit executive.

-	Ensure that the senior internal audit executive reports directly to the Audit Committee regarding both audit issues and department administrative matters, e.g. resources, appraisals, and compensation.

-	Review reports prepared by the internal audit department together with management's response and follow-up to these reports.

Other Audit Committee Responsibilities

-	Engage third party vendors to assist the Internal Audit Department in fulfilling its schedule, e.g. Loan Review and IT.

-	Review with the Company's counsel any legal matters that could have a significant impact on the organization's financial statements.

-

Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

-	Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

-	Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

-	Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board of Directors deems necessary or appropriate.

A-4.

Appendix to 2003 Annual Report and Financial Statements

     The enclosed Appendix to the 2003 Annual Report and Financial Statements includes additional financial information, including management's discussion and analysis of financial results, as required by Securities and Exchange Regulations. In particular, the information includes all or parts of Items 5, 6, 7, 7a and 8 of Part II of the Form 10-K. The information and discussion presented herein, in the Annual Report, and Proxy is subject to the Forward-Looking Statements and Business Risks set forth on the following page.

Forward-Looking Statements and Business Risks

This report, including information incorporated by reference, contains, and future filings by Canandaigua National Corporation on Form 10-K, 10-Q and 8-K and future oral and written statements, press releases, and letters to shareholders by Canandaigua National Corporation and its management may contain, certain "forward-looking statements" intended to qualify for the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. When used or incorporated by reference in the Company's disclosures and documents, the words "anticipate," "estimate," "expect," "project," "target," "goal," "budget" and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act. Such forward-looking statements are subject to certain risks discussed below. These forward-looking statements are based on currently available financial, economic, and competitive data and management's views and assumptions regarding future events. These forward-looking statements are inherently uncertain, so should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected, projected, targeted, or budgeted. These forward-looking statements speak only as of the date of the document. The Company expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectation with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Accordingly, management cautions readers not to place undue reliance on any forward-looking statements.

The important factors discussed below, as well as other factors discussed within this document and future filings, and those presented elsewhere by management from time to time, could cause actual results to differ materially from those indicated by the forward-looking statements made in this document. Among the factors that could cause actual results to differ from these forward-looking statements are:

- The strength of the US economy in general and the strength of the local economy in particular; general economic conditions, either nationally or locally could be less favorable than expected, resulting in, for example, a deterioration in credit quality of assets;

- The effects of and changes in United States trade, monetary, and fiscal policies and laws, including and most importantly the interest rate policy of the Federal Reserve Board, which can have an immediate and significant impact on earnings;

- The impact of changes in laws and regulations governing financial services, including laws and regulations concerning taxes and accounting standards;

- The impact of technological changes;

- The development of new products, their competitiveness and their acceptance by customers;

- Changes in commercial and consumer spending and savings habits; and

- The Company's success in managing these risks.

Selected Financial Data

     The following table represents a summary of selected components of the Company's consolidated financial statements for the five years ended December 31, 2003. All information concerning the Company should be read in conjunction with the following Management's Discussion and Analysis of Financial Condition and Results of Operations, as well as the 2003 Consolidated Financial Statements.

Selected Financial Data
(Dollars in thousands except per share data)

	2003	2002	2001	2000	1999

Income Statement Information:
Net interest income	$33,481	29,850	26,114	23,034	19,418
Provision for loan losses	1,250	2,306	1,431	1,028	1,239
Non-interest income	12,997	11,880	10,545	9,452	7,978
Operating expenses	30,917	29,478	27,147	26,756	22,904
Income taxes	3,970	2,764	2,419	1,215	896
Net income	10,341	7,182	5,662	3,487	2,357

Balance Sheet Data:
Total investments(1)	$188,189	165,443	120,996	83,974	79,412
Total loans, net	595,915	580,663	529,481	455,259	394,227
Total assets	907,775	825,703	726,044	594,737	522,135
Total deposits	818,158	744,399	670,843	533,513	454,290
Total borrowings(2)	20,094	20,457	1,097	12,644	22,218
Total stockholders' equity	61,569	53,417	48,132	44,269	42,477
Average assets	851,091	766,326	645,868	569,241	469,626
Average stockholders' equity	55,429	49,266	45,665	42,671	41,533

Per Share Data:
Net income, basic	$21.67	15.07	11.89	7.33	4.94
Net income, diluted	$21.10	14.91	11.81	7.29	4.93
Cash dividends	$4.75	4.10	4.03	3.97	3.83

Other ratios and data:
Return on average assets	1.22%	0.94%	0.88%	0.61%	0.50%
Return on average equity	18.66%	14.58%	12.40%	8.17%	5.68%
Dividend payout ratio	22.51%	27.50%	34.12%	54.46%	77.69%
Average equity to average assets	6.51%	6.43%	7.07%	7.50%	8.84%
(1) Includes the Company's investment in Federal Reserve Bank stock and Federal Home Loan Bank stock.
(2) Includes junior subordinated debentures.
B-1.

Management's Discussion and Analysis of Financial Condition and Results of Operations

     The purpose of the following discussion is to focus on information about Canandaigua National Corporation's (the Company) financial condition and results of operations which are not otherwise apparent from the consolidated financial statements in the 2003 Annual Report. Mr. Hamlin's message to shareholders on pages 2 and 3 of the 2003 Annual Report provides a further overview of the Company's 2003 results, including the impact of the economy and banking industry on the Company and the results of the Bank and CNB Mortgage. His message also summarizes the opportunities, challenges and risks facing the Company for 2004.

In the following analysis, dollar and percentage changes are calculated before rounding. Per share amounts reflect the three-for-one stock split in 2002.

RESULTS OF OPERATIONS

     For the year ended December 31, 2003, the Company reported net income of $10.3 million compared to $7.2 million for the year ended December 31, 2002, and $5.7 million of the year ended December 31, 2001. Diluted earnings per share for each of these years were $21.10, $14.91, and $11.81, respectively. The major components of these results, which include net interest income, non-interest income, provision for loan losses, operating expenses, and taxes, are discussed below.

Net interest income

     Net interest income is the difference between the interest and dividend income earned on loans and investments and the interest expense paid on deposits and borrowings. Net interest income is the Company's principal source of earnings. Net interest income is affected by a number of factors, including the level, pricing and maturity of interest earnings assets and interest bearing liabilities, interest rate fluctuations and asset quality, as well as general economic conditions and regulatory policies.

     Tax-equivalent net interest income grew $4.3 million or 13.6% for the year 2003, driven mainly by a $77.1 million increase in average earning assets or 10.9%, while average interest-bearing liabilities grew $61.2 million or 9.9%. During the year, the tax-equivalent yield on earning assets fell 60 basis points to 5.89%, while the cost of interest-bearing liabilities fell 79 basis points to 1.55%. The combination of these reductions lead to a nineteen basis point increase in net interest spread. Furthermore, net interest margin (net interest income to average earning assets, or asset profit margin) improved eleven basis points to 4.56%. The positive changes are reflective of management's plan for 2003 to focus on improving margin over asset growth in consideration of what was anticipated to be a third year of an economic slowdown.

     The drop in both yield and cost was caused by the management's reaction to a decline in both U.S. Treasury yields, (an asset pricing index of the Company) and federal funds, when the Federal Reserve Board Federal Open Market Committee (FOMC) decreased the target rate in June 2003, to 1.00%.

     Management anticipates a continued decline in asset yields in 2004 due to loan repricings and maturities and a generally lower interest rate environment. Management believes an interest rate hike later in the year by the FMOC is possible. Notwithstanding a rate hike, asset yields will continue to fall in 2004 and liability costs are likely to remain steady, as management believes liabilities are priced as low as possible, given current economic and competitive conditions. Refer to Interest Rate Sensitivity and Asset / Liability Management Review section beginning on page B-14 for additional discussion.

     For the year 2002, tax-equivalent net interest income grew $4.5 million or 16.7%, also mainly driven by asset growth, with a $117.3 million increase in average earning assets or 19.8%, and a $113.2 million or 22.2% growth of interest-bearing liabilities. During 2002, the Company's tax-equivalent yield on earning assets fell 111 basis points to 6.49%, while its cost of funds fell 120 basis points to 2.34%. The combination of these reductions led to a nine basis point increase in net interest spread. However, the overall drop in rates did lead to some erosion of net interest margin to 4.45% in 2002, from 4.56% in 2001.

     The following table provides further details of net interest income and shows average balances, tax-equivalent interest earned or paid, and average rates for the years ended December 31, 2003, 2002, and 2001. Taxable securities includes the Company's required investments in Federal Reserve Bank Stock and Federal Home Loan Bank Stock. The mark-to-market adjustments on securities available for sale are included in non-interest earning assets. Nonaccrual loans are included in the average balances of loans. Non-interest-bearing demand deposit accounts are included in non-interest bearing-liabilities. Borrowings include the junior subordinated debentures. Tax-exempt interest includes a tax equivalency adjustment $2,311,000 in 2003, $1,660,000 in 2002, and $878,000 in 2001. A marginal federal income tax rate of 35% was applied in 2003 and 34% in 2002 and 2001. Interest on loans includes origination costs of $984,000 in 2003, $737,000 in 2002 and $947,000 in 2001 (dollars in thousands).

B-2.

		2003			2002			2001

	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Interest-earning assets:
Interest-bearing deposits
with others	$6,072	$61	1.02%	$12,812	$186	1.45%	$666	$23	3.45%
Federal funds sold	27,970	310	1.10	25,115	401	1.60	2,731	86	3.15
Securities:
Taxable	51,251	1,753	3.42	50,400	1,663	3.30	56,416	2,613	4.63
Tax-exempt	119,800	6,870	5.73	87,073	5,199	5.97	47,216	2,839	6.01
Loans, net	580,868	37,335	6.43	533,415	38,588	7.23	484,526	39,408	8.13

Total interest-earning
assets	785,961	46,329	5.89	708,815	46,037	6.49	591,555	44,969	7.60

Non-interest-earning assets	65,130			57,511			54,313

Total assets	$851,091			$766,326			$645,868

Liabilities and Stockholders'
Equity
Interest-bearing liabilities:
Interest-bearing demand	$85,068	152.18%		$71,257	316.44%		$58,593	589	1.01%
Savings and money market	366,115	3,543.97		300,991	4,839	1.61	208,463	5,195	2.49
Time deposits	209,491	5,762	2.75	237,000	8,761	3.70	231,118	11,803	5.11
Borrowings	21,098	1,080	5.12	11,366	611	5.38	9,285	390	4.20

Total interest-bearing
liabilities	681,772	10,537	1.55	620,614	14,527	2.34	507,459	17,977	3.54

Non-interest-bearing liabilities	113,890			96,446			92,744
Stockholders' equity	55,429			49,266			45,665

Total liabilities and
stockholders' equity	$851,091			$766,326			$645,868

Interest rate spread			4.34%			4.15%			4.06%

Net interest margin		$35,792	4.56%		$31,510	4.45%		$26,992	4.56%

     The following rate/volume analysis shows the approximate relative contribution of changes in average tax-equivalent interest rates and average volume changes to changes in net interest income for the years ended December 31, 2003, 2002, and 2001. Volume changes are computed by multiplying the volume difference by the prior year's rate. Rate changes are computed by multiplying the rate difference by the prior year's balance. The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the dollar amounts of the change in each.

	2003 compared to 2002			2002 compared to 2001
	Increase/(decrease)			Increase/(decrease)
	Due to change in			Due to change in
	Volume	Rate	Total	Volume	Rate	Total

Interest-earning assets:
Interest-bearing deposits with others	$(80)	(45)	(125)	184	(21)	163
Federal funds sold	43	(134)	(91)	377	(62)	315
Securities	1,692	69	1,761	1,702	(292)	1,410
Loans, net	3,263	(4,516)	(1,253)	3,766	(4,586)	(820)

Total	$4,918	(4,626)	292	6,029	(4,961)	1,068

Interest-bearing liabilities:
Interest-bearing demand	$52	(216)	(164)	107	(380)	(273)
Savings and money market	900	(2,196)	(1,296)	1,852	(2,208)	(356)
Time deposits	(936)	(2,063)	(2,999)	293	(3,335)	(3,042)
Borrowings	499	(30)	469	98	123	221
Total	515	(4,505)	(3,990)	2,350	(5,800)	(3,450)

Net change	$4,403	(121)	4,282	3,679	839	4,518

B-3.

Provision for Loan Losses

     The provision for loan losses in each period is a result of management's judgment on credit quality. A detailed discussion and analysis is found at the "Loan Loss Experience and Allowance for Loan Losses" section beginning on page B-10.

Non-interest Income

     Non-interest income is comprised mainly of revenues from service charges, trust and investment services, and mortgage banking operations. For the year ended December 31, 2003, non-interest income increased $1.1 million or 9.4% from 2002, and for the year ended December 31, 2002 non-interest income increased $1.3 million or 12.7% from 2001.

     Service charges on deposit accounts rose 8.3% in 2003 from 2002 and 6.3% in 2002 from 2001, attributable to increased transaction volume derived from increases in underlying deposit accounts and number of customers. Management anticipates this income category to continue its growth in 2004, coming from further increased transaction volume and an on-going review by management of service offerings and their associated fees. In 2004, the Company expects to roll out new on-line banking business account services.

     Trust and investment services income fell $0.3 million or 7.6% in 2003 from 2002. Trust and investment services income is principally derived from a combination of (1) the average of market value of assets under management, and (2) the mix of those underlying accounts. For the year ended December 31, 2003, the average market value of assets under management increased 0.5%, but the increase occurred to a greater extent in accounts yielding lower fees.

     Growth plans developed slowly in 2003, picking up late in the year, resulting in lower than expected book value growth, which is management's measure of customer account acquisition. In addition, the Company sold its advisory services for the Canandaigua Equity Fund and the Canandaigua Bond Fund in May 2003, resulting in a decrease of approximately $14 million in book value of assets under management. Overall, the book value of assets under management fell $5.9 million or 0.9%. Management has developed plans for 2004 which anticipate net book value growth of approximately 4.5% and believes this will come from enhanced customer service, the strength of the Company's brand, and its growing market presence in Monroe County. The Company continues to experience demand for locally managed trust and investment services in its market area.

     For the year ended December 31, 2002, trust and investment services income fell 1.6% relative to 2001 and the average market value of assets under management fell 4.8%. Growth plans of 15.0% projected for 2002 were tempered by the continuing poor stock market conditions. The book value of assets under management fell $3.2 million or 0.5%.

     The strength of the Company's mortgage banking operations, through CNB Mortgage Company, is reflected in the net gain on sale of mortgage loans, which increased 45.4% for the year ended December 31, 2003, from 2002 as compared to a 104.9% increase from the year ended December 31, 2001 to 2002. The three-year fall in interest rates has produced a refinance boom, which began in early 2001. The Company was able to take advantage of this and finance over $249 million in residential mortgages in 2003, $190 million in 2002 and $117 million in 2001. Nearly seventy-five percent of these loans were sold to Freddie Mac with servicing retained in 2003. The Company sells long-term fixed rate residential mortgages with loan to value less than 85% to Freddie Mac to (1) provide mortgage financing to homeowners it could not otherwise, because of an inability to fund such high originations with local deposits and (2) to reduce its long-term interest rate risk. However, the Company continues to service these loans locally. Generally all loans with an original loan to value ratio greater than 85% are sold, with servicing released to third parties.

     The profitability of CNB Mortgage is dependent upon the volume of loans originated. This volume is comprised of purchase money loans (loans to purchase a property) and refinance loans (loans that change the terms of an already existing loan). CNB Mortgage Company generally must originate approximately $85 million to break even based on its current operating expense structure. During years without a refinance boom, the Company is more dependent upon purchase money mortgages. Because management does not anticipate a continuation of the refinance boom, CNB Mortgage Company's profitability and resulting gain on sales of mortgages are likely to be materially lower in 2004 than in 2003 and 2002. For the years ended December 31, 2003, 2002, and 2001, CNB Mortgage originated the following types of loans (dollars in thousands).

	2003	2002	2001

Purchase money mortgages	$64,464	52,566	55,142
Refinance mortgages	184,872	137,451	62,022

Total mortgage originations	$249,336	190,017	117,164

B-4.

In 2002, the Company sold its investment in SLM holdings and realized a gain of $0.5 million. No security sales occurred in 2003 or 2001.

     All other non-interest income increased $0.6 million or 56.1% in 2003 from 2002 and fell $0.4 million or 26.9% in 2002 from 2001. The increase in 2003 came mainly from income from the Company's (non-marketable) investment in CEPHAS and earnings from the sale the Bank's mutual funds' administration. 2002's decrease mainly reflected reduced income from merchant and retail credit card operations which were outsourced in mid-2001 and mid-2002, respectively. Corresponding operating expenses associated with this income were reduced in excess of the income reduction, leading to a net improvement in these products' profitability.

Operating Expenses

     Operating expenses increased $1.4 million or 4.9% for the year ended December 31, 2003, lower than the $2.3 million or 8.6% increase seen in 2002. Increases in 2003 and 2002 came in nearly all major expense categories and were attributed to continued growth in the Company's operations and expansion in Monroe County. In 2003, salaries and employee benefits increased $1.5 million due mainly to increases in full-time equivalent employee costs and bonuses earned for results finishing substantially above budget. A major portion of the other operating expense increase in 2002 was due to a $0.5 million increase in non-loan chargeoffs, primarily from deposit accounts and early termination of electronic banking services contracts. Given projections for further franchise growth and a new branch in Penfield in 2004, operating expenses are expected to increase further in 2004 over 2003.

Income Taxes

     The Company's effective tax rate was approximately 28% in both 2003 and 2002 and was 30% in 2001. The primary factor leading to the decreasing rates was a higher ratio of tax-exempt income to taxable income, as management increased holdings of municipal securities. Management anticipates the effective tax rate will increase slightly in 2004 due to the full year impact of a 35% marginal federal tax rate, compared to a 34% rate in both 2002 and 2001.

FINANCIAL CONDITION

     As of December 31, 2003, total assets of the Company were $907.8 million, up from $825.7 million at year-end 2002. Cash and due from banks increased $7.1 million to $41.8 million, reflecting cash needs arising from the overall increase in customer deposits.

     Interest bearing accounts with other financial institutions and federal funds sold increased $36.7 million or 243.0% to $51.8 million. These balances generally reflect the Company's liquidity not invested in securities or loans and is managed on a day-to-day basis by representatives of the Asset / Liability Management Committee (ALCO). This liquidity is used to manage daily inflows and outflows of deposits and loans. Management's target for these combined balances is $5 million to $20 million, but day-to-day balances will fluctuate within and around this band. The Company experienced a large increase in municipal and business deposits at year end, with much of this having flowed out by mid-February 2004.

     In 2003, the Company added approximately $1.6 million in premises and equipment versus $2.1 million in 2002, relating to the new and renovated bank offices as well as upgraded technology equipment. With the planned opening of the Penfield office in 2004, the upgrade of older generation equipment, and the purchase of other telecommunications and check processing equipment in 2004, more fixed assets additions, at a similar level, can be anticipated, which the Company expects to fund from current operations.

A more detailed discussion of the Company's principal interest-earning assets - securities and loans, and interest-bearing liabilities-deposits and borrowings, follows:

Securities Portfolio

     The Company maintains a portfolio of (investment) securities, which includes U.S. Treasury and other U.S. government agency securities and obligations of states and political subdivisions. Management typically invests in securities with short to intermediate average lives in order to better match the interest rate sensitivities of the Company's assets and liabilities.

B-5.

     Investment decisions are made within policy guidelines established by the Company's board of directors. The investment policy established by the board of directors is based on and supplements the Bank's Interest Rate Risk and Funds Management Policy (ALCO Policy), also established by the board of directors. Together these policies establish financial and investment goals, which direct investment in all assets, including securities. The investment policy states that the Bank, the primary holder of the Company's investments, shall invest funds not needed for local loans and mortgages in United States Government Bonds, United States Government Agency Bonds, Municipal Bonds, Corporate Obligations, and Money Market Instruments. The goal of the investment portfolio shall be to provide sufficient liquidity in order to help meet the Bank's needs and to produce income for the Bank consistent with the safety features of quality, maturity, marketability, and risk diversification.

     The Bank's investment policy limits total investments to no more than 40% of total assets. Generally, U.S. Treasury and agency securities should comprise 20% to 50% of the investment portfolio, obligations of states and political subdivisions should comprise 30% to 60% of the portfolio, and corporate and other issues no more than 20%. The size of the portfolio in relation to the Company's assets and the investment mix will vary depending upon local market loan demand and the Company's liquidity. To manage overall risk, the policy sets limits on the concentration of holdings of any one issuer, except the U.S. Government or its agencies. Additionally, obligations of states and political subdivisions and corporate issues must generally be rated in the "A" category by a nationally recognized rating agency. To further enhance the portfolio's liquidity and manageability, investment block sizes are limited within the policy by issue type.

     Securities are classified as either "available for sale" or "held to maturity." Securities available for sale are used to absorb the Company's available liquidity not used for lending purposes. These securities may or may not be held to their stated maturity, as demand for loan and deposit flows change. Securities which management has the ability and intent to hold to maturity are so classified. Substantially all of these securities are pledged to collateralize municipal deposits. Municipalities in New York State are generally required to ensure deposits are collateralized with eligible securities, in excess of FDIC insurance limits. At December 31, 2003, a substantial portion of all securities was pledged to collateralize municipal deposits. Management may also use available-for-sale securities to achieve the same objectives. The Company currently does not engage in securities hedging activities, interest rate risk swaps, or other programs involving the use of off-balance-sheet derivatives.

A summary of the carrying value of the Company's securities available for sale and held to maturity at December 31, 2003, 2002 and 2001, follows (dollars in thousands).
	2003	2002	2001

Available for sale
U.S. Treasury and agencies	$32,817	20,123	-
State and municipal obligations	27,136	21,841	-
Corporate and foreign obligations	4,749	4,158	-
Equity securities	93	93	534

Total available for sale	$64,795	46,215	534

Held to maturity
U.S. Treasury and agencies	$16,034	22,986	55,456
State and municipal obligations	104,321	93,061	61,918
Corporate and foreign obligations	845	981	1,075

Total held to maturity	$121,200	117,028	118,449

B-6.

     The following table summarizes the maturities and weighted average yields of the Company's debt securities available for sale and held to maturity at their carrying value at December 31, 2003. Yields are not reflected on a tax equivalent basis. Mortgage backed securities are reported at their final stated maturity, notwithstanding that principal is prepaid regularly, reducing their effective maturity (dollars in thousands).

			After		After
			One		Five
	One		through		through		After
	Year or		Five		Ten		Ten
	Less		Years		Years		Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

Available for Sale
U.S. Treasury and agencies	$-	-%	$2,126	3.11%	$26,713	4.98%	$3,978	5.05%
State and municipal	3,233	2.70	7,718	3.00	16,185	3.44	-	-
Corporate and foreign	-	-	300	5.10	1,509	7.00	2,940	3.51

Total	$3,233	2.70%	$10,144	3.09%	$44,407	4.49%	$6,918	5.32%

Held to maturity
U.S. Treasury and agencies	$11,996	2.61%	$4,005	2.66%	$-	-%	$33	8.00%
State and municipal	20,717	2.91	56,150	3.74	27,177	3.71	277	4.59
Corporate and foreign	-	-	695	7.21	-	-	150	6.05

Total	$32,713	2.80%	$60,850	3.97%	$27,177	3.71%	$460	5.31%

     Securities showed an increase of $22.8 million to $186.0 million. The growth in the portfolio came as a result of the Company's investing funds from deposit growth not otherwise used for originating loans or maintaining fed funds. Much of the portfolio, which is comprised mainly of U.S. Treasuries and agencies and tax-exempt obligations of state and local subdivisions, is pledged to federal financial agencies and to secure municipal deposits. These deposits, in turn, are used to purchase securities of local municipalities. Other securities consist mainly of high-grade corporate bonds, foreign bonds denominated in U.S. dollars and other local investments. The mix of taxable and tax-exempt securities can vary from time to time depending upon the amount of the Company's taxable income, the securities' tax-equivalent yield, and the supply of high-grade municipal securities.

Loans

     The Company's loan portfolio, held by the Bank, is detailed in the table below. The Bank's loan policy establishes the general parameters of the types of loans that are desirable, emphasizing cash flow and collateral coverage. Credit decisions are made at the Bank by officers who generally have extensive personal experience with commercial and personal lending, helping to ensure thorough underwriting and sound credit decisions. The Bank has commercial, consumer and residential mortgage loan policies approved by the board of directors. These policies establish the lending authority of individual loan officers as well as the loan authority of the Banks' Officers' Loan Committee (OLC). The Bank's President and certain Senior Vice Presidents each have loan authority up to $250,000 while other lending authorities are $150,000 or less. A commercial services officer in conjunction with a member of the OLC and a Senior Credit analyst can approve, jointly, certain loans up to $500,000. OLC can approve loans up to $2,500,000, while those over that amount generally must be approved by the board of directors or a designated committee of the board.

     Loans are generally originated in the Bank's primary market area. The same credit principles and guidelines apply for small as well as medium and large credits. A borrower's cash flow, overall financial condition/capacity, character, and the collateral securing a loan are considered during the credit decision process. Specific emphasis is placed on the borrower's ability to generate cash sufficient to cover operations and financing costs when assessing the overall quality of a borrower's financial condition. The commercial policy limits loans to one borrower and any borrowing relationship, as well as concentrations of credit to particular industries. Federal banking regulations limit loans to one borrower to 15% of the lending institution's regulatory capital. At December 31, 2003, this limit was approximately $11.1 million and the Bank's largest borrowing relationship was $9.9 million, net of participated balances.

     Commercial and Industrial Loans: These loans generally include term loans and lines of credit. Such loans are made available to businesses for working capital (including inventory and receivables), business expansion (including acquisition of real estate, expansion and improvements) and equipment purchases. As a general practice, a collateral lien is placed on equipment or other assets owned by the borrower. These loans carry a higher risk than commercial real estate loans by the nature of the underlying collateral, which can be business assets such as equipment and accounts receivable. To reduce the risk, the Bank attempts to secure real estate as collateral and obtain personal guarantees of the borrowers. To further reduce risk and enhance liquidity, these loans generally carry variable rates of interest, repricing in three- to five-year periods, and have a maturity of five years or less. Lines of credit generally have terms of one year or less and carry floating rates of interest (e.g., prime plus a margin).

B-7.

     Commercial Mortgages: The Bank makes commercial real estate loans to finance the purchase of real property which generally consists of real estate with completed structures. These commercial real estate loans are secured by first liens on the real estate, which may consist of apartments, commercial structures housing businesses, nursing homes, and other non-owner occupied facilities. The loans typically have variable interest rates, repricing in three-to five-year periods, and require principal payments over a 10- to 25-year period. Many of these loans include call provisions within ten to fifteen years of their origination. The underwriting analysis includes credit verification, independent appraisals, a review of the borrower's financial condition, and the underlying cash flows. These loans are typically originated in amounts of no more than 75% of appraised value.

     Residential Mortgages: The Bank originates fixed-rate and three-year callable one-to-four family residential real estate loans collateralized by owner-occupied properties located in its market area. A variety of real estate loan products, which generally are amortized over five to 30 years, are offered. Substantially all residential loans secured by first mortgage liens are originated by CNB Mortgage and sold to either the Bank or third-party investors. Generally, mortgage loans with a maturity or call date of ten years or less are purchased by the Bank and held in the Bank's portfolio. Longer term fixed-rate residential mortgages without escrow are also purchased by the Bank, but sold to the Federal Home Loan Mortgage Corporation ("Freddie Mac") with rights to service the mortgages retained by the Bank. All other loans are sold to third parties with servicing released. This policy allows the Company and Bank to manage interest rate risk, liquidity risk and loss risk.

     The Bank and CNB Mortgage generally use underwriting, appraisal, and servicing guidelines of Freddie Mac. Loans on one-to-four family residential real estate are usually originated in amounts of no more than 85% of appraised value or have mortgage insurance. Mortgage title insurance and hazard insurance is normally required.

     The Bank originates construction, home equity and second mortgages (loans secured by a second lien position on one-to-four family residential real estate). These loans carry a higher risk than first mortgage residential loans as they are in a second position relating to collateral or secured by an incomplete dwelling in the case of construction loans. Risk is reduced through underwriting criteria, which include credit verification, appraisals, a review of the borrower's financial condition and personal cash flows. A security interest, with title insurance when necessary, is taken in the underlying real estate.

     Consumer Loans: The Bank originates direct and indirect automobile loans, recreational vehicle loans, boat loans, home improvement loans, personal loans (collateralized and uncollateralized), and education loans. Most of these loans carry a fixed rate of interest with principal repayment terms typically ranging from one to ten years, based upon the nature of the collateral and the size of the loan. The majority of consumer loans are underwritten on a secured basis using the customer's home or the financed automobile, mobile home, boat or recreational vehicle, or deposit account as collateral.

     The loan portfolio is comprised solely of domestic loans with their concentrations set forth in the schedule of loan classifications below. Management is not aware of any material concentrations of credit risk to any industry or individual borrower. The following summary shows the classifications of loans by category as of the past five year-ends.

Composition of Loan Portfolio
As of December 31,
(Dollars in thousands)

	2003	2002	2001	2000	1999

Commercial, financial, and agricultural	$120,920	109,317	96,772	65,324	62,491
Commercial mortgage	273,512	264,132	228,447	195,153	141,255
Residential mortgage	91,975	90,332	85,402	81,475	69,862
Consumer
Auto - indirect	92,514	89,747	85,243	93,746	103,605
Other	20,887	22,371	23,093	20,214	18,561
Other	2,438	10,926	16,004	4,059	2,589

	602,246	586,825	534,961	459,971	398,363
Less: Allowance for loan losses	(6,331)	(6,162)	(5,480)	(4,712)	(4,136)

Loans, net	$595,915	580,663	529,481	455,259	394,227

B-8.

     Net loans increased $15.3 million in 2003. As discussed in last year's report, management anticipated a slower portfolio growth in 2003. In the third year of a slow economy, management expected to see a lower supply of high quality, profitably priced loans in the market. The commercial portfolios grew $44.2 million, with $20.9 million on the balance sheet and another $23.3 million participated to third party banks. Loan participations are used regularly by the Company to manage liquidity and interest rate risk, while continuing to fund the capital and business expansion needs of customers. Residential mortgage originations were also strong, but mostly in the form of fixed-rate loans originated for sale to Freddie Mac. The growth in this portfolio came from second-lien home equity products, $9.2 million, while first-lien mortgages declined $7.5 million. However, fixed-rate, first-lien loans serviced by the Company increased $112.6 million or 61.8% as a result of refinancings driven by the continued decline in mortgage rates. These loans were sold to Freddie Mac, but serviced by the Company, which allows the Company to reduce long-term interest rate risk from its balance sheet, but still retain access to and communication with the customer. Consumer loans increased $1.2 million, driven mainly by indirect automobile loans. Other loans declined $8.5 million and are principally fixed rate mortgage loans held for sale to Freddie Mac and other third party investors.

     Overall net loans for 2004 are projected to grow nearly 10%, with a focus on growth in the consumer portfolios. Over the past five years, the loan portfolio mix has moved from 50% commercial, 50% individual (residential and consumer) to 65% commercial, 35% individual. Management believes a more balanced mix of these assets provides an optimal level of credit, interest rate, and liquidity risk. To accomplish these goals, management plans to substantially increase indirect auto loans as well as first and second lien residential real estate loans. Additionally, it is likely to continue to utilize commercial loan participations.

Loan Quality

     The quality of the loan portfolio, as measured by the ratio of non-performing loans to total loans, had generally declined over the past five years, consistent with the changes seen in the local and national economy. However, as seen in the table below, in 2003, this trend had begun to turn around, with the ratio improving to 1.67% from 1.93%. A significant amount of the problem assets are concentrated within a relatively few relationships, in the health-care and real estate investment sectors. Management is actively working with the borrowers to resolve the credit difficulties and does not anticipate significantly increased loan losses as a result of these relationships. It is generally management's goal to work with borrowers in resolving their credit issues, rather than forcing business bankruptcy, liquidation or sale. Management believes this strategy provides longer term value to the Company, local economy and customers and their employees. Management is not aware of any potential problem loans at December 31, 2003, not already reported in the table below. However, it is reasonable to assume there will be problem loans in the foreseeable future.

     The accrual of interest on commercial and real estate loans is discontinued, and previously accrued and unpaid interest is reversed when the loans become 90 days delinquent or when, in management's judgment, the collection of principal and interest is uncertain. Loans are returned to accrual status when doubt no longer exists about the loan's collectibility. Consumer loans are generally charged off upon becoming 120 days past due.

     The Company earned interest on a cash basis of $557,000 in 2003, $411,000 in 2002, and $140,000 in 2001 on loans in non-accrual status at the respective year end. Additional interest income of $799,000, $649,000 and $279,000 would have been recognized on these loans during 2003, 2002, and 2001, respectively, if they had been current in accordance with the original terms.

     Other real estate owned consists of two properties - one single-family residence and one parcel of vacant land for residential development totaling $0.5 million. Management is marketing these properties for liquidation. While management expects these properties to be sold in 2004, this balance may rise in 2004 with some delinquent loans foreclosed upon. Management expects the balance to include both commercial and residential properties.

B-9.

The following table summarizes the Company's non-performing assets as of December 31 for each of the last five years.

Non-Performing Assets
(Dollars in thousands)

	2003	2002	2001	2000	1999

Loans past due 90 days or more and accruing:
Commercial, financial, and agricultural	$7	16	34	22	-
Real estate-commercial	-	-	-	-	11
Real estate-residential	23	154	69	17	13
Consumer	86	151	166	166	91

Total past due 90 days or more and accruing	116	321	269	205	115

Loans in non-accrual status:
Commercial, financial, and agricultural	1,995	2,938	2,793	437	509
Real estate-commercial	7,419	7,241	1,653	1,890	980
Real estate-residential	225	501	209	371	151
Consumer	320	327	333	471	-

Total non-accrual loans	9,959	11,007	4,988	3,169	1,640

Total non-performing loans	10,075	11,328	5,257	3,374	1,755

Other real estate owned:
Commercial	421	421	1,408	1,466	1,651
Residential	59	-	-	-	-

Total other real estate owned	480	421	1,408	1,466	1,651

Total non-performing assets	$10,555	11,749	6,665	4,840	3,406

Non-performing loans to total period-end loans	1.67%	1.93%	0.98%	0.73%	0.44%

Non-performing assets to total
Period-end loans and other real estate	1.75%	2.00%	1.24%	1.05%	.85%

Allowance to non-performing loans	62.84%	54.40%	104.24%	139.66%	235.67%

Loan Loss Experience and Allowance for Loan Losses

     The Company's accounting policy as well as management's methodology for determining the adequacy of the allowance for loan losses is set forth in the 2003 Annual Report on pages 12 and 13 in Note 1 to the Financial Statements.

     Changes in the allowance for loan losses may arise as a result of factors both within and outside of management's direct control. For example, management may change the concentration of the loan portfolio to a particular industry, a particular loan type -- commercial, residential, consumer -- or a particular geographic location. These changes may increase or decrease the level of allowance necessary to reflect probable losses within the portfolio. The effect of the economy, including resulting changes in the value of collateral securing loans, are outside of management's control, but can have significant impact on the allowance for loan losses. Generally, a declining economy will negatively impact the ability of borrowers to repay loans in a timely manner and can also negatively impact collateral values. These factors usually cause probable losses within the portfolio to increase, resulting in the need for a higher allowance for loan losses.

B-10.

The following table summarizes the changes in the allowance for loan losses for each of the last five years.

	2003	2002	2001	2000	1999

Balance at beginning of year	$6,162	5,480	4,712	4,136	3,283

Provision charged to operations	1,250	2,306	1,431	1,028	1,239

Charge-offs:
Commercial, financial and agricultural	(903)	(886)	(201)	(165)	(3)
Real estate-commercial	-	-	-	-	-
Real estate-residential	(6)	-	(3)	-	(29)
Consumer	(714)	(1,189)	(839)	(792)	(843)

	(1,623)	(2,075)	(1,043)	(957)	(875)

Recoveries:
Commercial, financial and agricultural	172	51	27	85	20
Real estate-commercial	-	-	-	-	-
Real estate-residential	-	5	1	13	3
Consumer	370	395	352	407	466

	542	451	380	505	489

Net charge-offs:	(1,081)	(1,624)	(663)	(452)	(386)

Balance at end of year	$6,331	6,162	5,480	4,712	4,136

Net charge-offs to average loans	0.19%	0.30%	0.14%	0.10%	0.11%

Allowance to total loans	1.05%	1.05%	1.02%	1.02%	1.04%

     The following table presents an allocation of the allowance for loan losses and the percentage of loans in each category to total loans at December 31 of each of the last five years. In addition to an allocation for specific problem loans, each category includes a portion of the general allowance for loan losses based upon loans outstanding, credit risk and historical charge-offs. Notwithstanding the following allocation, the entire allowance for loan losses is available to absorb charge-offs in any category of loans (dollars in thousands).

	2003		2002		2001		2000		1999

	$(1)	% (2)	$(1)	% (2)	$(1)	% (2)	$(1)	% (2)	$(1)	% (2)

Commercial(3)	$4,423	65.5%	$4,077	63.6%	$3,469	60.8%	$2,200	56.6%	$1,783	51.1%
Residential	--	15.3	114	15.4	249	16.0	309	17.7	50	17.5
Consumer	1,908	19.2	1,971	21.0	1,762	23.2	2,203	25.7	2,303	31.4

	$6,331	100.0%	$6,162	100.0%	$5,480	100.0%	$4,712	100.0%	$4,136	100.0%

(1) Amount of allowance for loan losses
(2) Percent of loans in each category to total loans
(3) Includes Commercial, financial, agricultural, and commercial real estate.

     The allowance for loan losses was $6.3 million at December 31, 2003, up from $6.2 million at December 31, 2002. 2003's year-end balance represents 1.05% of total loans, the same as in 2002. Net charge-offs for the year decreased to 19 basis points, down from 30 basis points in 2002. The largest portions of net charge-offs in 2003 and 2002 came in commercial loans, reflective of the impact of the continued slow economy on local businesses and consumer loans, primarily indirect automobiles loans. Management anticipates 2004 will have a net charge-off to average loan ratio between twenty and thirty basis points. However, the actual amount, timing and types of loans charged off cannot be determined.

     The allowance for loan losses remains at a level considered by management to be adequate to cover probable losses in the loan portfolio. The allowance for loan losses stood at 62.8% of non-performing loans at year-end 2003 and 54.4% at year-end 2002. Recognizing the improvement in loan quality in 2003, as measured by non-performing loans, a lower level of net charge-offs, and the modest portfolio growth, the provision for loan loss decreased to $1.3 million in 2003 versus $2.3 million in 2002. While the quality of some loans in the portfolio has declined, as discussed above, these loans continue to be adequately collateralized.

B-11.

Funding sources - Deposits and Borrowings

     The Company's principal source of funding assets is with deposits and borrowings. Set forth below and in footnotes 7, 8 and 9 of the 2003 Annual Report is more detailed information about deposits and borrowings at period ends and during the year.

The following tables summarize the average deposits and average rates paid during each of the three years presented (dollars in thousands).

	2003		2002		2001

	Amount	Rate	Amount	Rate	Amount	Rate

Non-interest-bearing demand	$107,348	--%	$90,505	--%	$87,803	--%
Interest-bearing demand	85,068.18		71,257.44		58,593	1.01
Savings and money market	366,115.97		300,991	1.61	208,463	2.49
Time	209,491	2.75	237,000	3.70	231,118	5.11

	$768,022	1.23%	$699,753	1.99%	$585,977	3.00%

The following table sets forth time deposits of $100,000 or greater classified by the time remaining until maturity which were on deposit as of December 31, 2003 (dollars in thousands).

3 months or less	$19,034
3 through 6 months	10,755
6 through 12 months	9,715
Over 12 months	9,055

$48,559

     Total deposits at December 31, 2003, were $818.2 million and were up $73.8 million from December 31, 2002, due mainly to the success of the Company's "Options" and "Choice" checking products for consumers, businesses and municipalities. Demand deposits were up $20.7 million, savings and money market were up $82.1 million, and time deposits were down $29.0 million. As discussed in previous filings, overall, the deposit growth is attributable to expansion in Monroe County driven by the introduction of the "CNB Options" and the "Business Choice" and "Municipal Choice" account. Management also believes the Bank continued to be the beneficiary of consumers' flight-to-safety as assets remained out of the stock market. The Company's Ontario County retail deposits grew approximately 1.2%, while Monroe County deposits grew 26.0% from 2002. The Company anticipates deposit growth to continue into 2004, but at a rate less than in 2003.

     There were no short-term borrowings outstanding at either year-end 2003 or 2002. Short-term borrowings from the Federal Home Loan Bank of New York, collateralized by residential mortgages, are used from time to time to fund near-term liquidity needs. There was no material change in long-term borrowings, which includes the junior subordinated debentures, from 2002 to 2003. However, a change in accounting standards led to a $0.6 million non-cash increase and is more fully described in Note 9 on page 22 of the 2003 Annual Report and Financial Statements. Short-term borrowings may again be used in 2004 from time to time. No long-term borrowing growth is projected for 2004, though the balance will increase with amortization of deferred borrowing costs.

B-12.

Liquidity

     The Board of Directors has set general liquidity guidelines for the Bank to meet, which can be summarized as: the ability to generate adequate amounts of cash to meet the demand from depositors who wish to withdraw funds, borrowers who require funds, and capital expansion. Liquidity is produced by cash flows from operating, investing, and financing activities of the Company.

     Liquidity needs generally arise from asset origination and deposit outflows. Liquidity needs can increase when asset generation (loans and investments) exceed net deposit inflows. Conversely, liquidity needs are reduced when the opposite occurs. In these instances, the needs are funded through short-term FHLB borrowings, while excess liquidity is sold into the Federal Funds market.

     The Company has two primary sources of non-customer (wholesale) liquidity: the Federal Home Loan Bank of New York (FHLB) and the Federal Reserve Bank of New York, the details of which are set out in Note 8 of the 2003 Annual Report and Financial Statements.

     Secondarily, the Company uses the liquidity source of time deposit sales in the national brokered market. This source will be used from time to time to manage both liquidity and interest rate risk as conditions may require. There were none of these "brokered deposits" at December 31, 2003, as compared to $12.8 million at year-end 2002. All of these deposits matured in 2003, and management's 2004 budget does not anticipate raising nationally marketed brokered deposits. However, should the need arise, management believes this source will be available.

     Liquidity is measured on a daily basis by ALCO with reference to its fed funds and clearing account balances. This is supplemented by a monthly Liquidity Report, which projects expected liquidity sources and uses over a twelve-month period. The results of this model provide ALCO with a near-term view of liquidity and allow it to make appropriate plans and adjustments in a comprehensive manner, consistent with short- and long-term financial goals. This use of the model reduces the risk of short-term, unplanned liquidity crises, which can be costly to net interest income.

     As measured using the Consolidated Statement of Cash Flows, for the year ended December 31, 2003, the Company generated $43.7 million in net cash and equivalents versus $3.2 million for the year ended December 31, 2002.

     Net cash provided by operating activities was $21.0 million in 2003 versus $15.9 million in 2002. Both the largest source and use of operating cash in 2003 and 2002 were mortgage banking-related activities. However, activity in 2003 was much higher than 2002. As discussed elsewhere, 2004's mortgage banking-related activities are expected to be much lower than 2003's activities.

     Cash used by investing activities declined significantly to $48.6 million in 2003 compared to $103.7 million in 2002. Net purchases of securities accounted for about half of cash flows used, while net loan originations accounted for the other half in each year. The excess net cash generated from operating and financing activities was invested in federal funds sold in anticipation of purchasing securities and originating loans in 2004.

     Cash provided by financing activities was $71.4 million in 2003 versus $91.0 million in 2002. Deposit increases were the main contributor in both years, reflecting the Company's growth in customers and market share.

For 2004, cash for anticipated growth is expected to come from customers. Customer deposit growth is mainly expected to come from Monroe County sources.

     Less material, but a part of the Company's ongoing operations, and expected to be funded by normal operations, are liquidity uses such as lease obligations and long-term debt repayments. A summary of these required commitments is included in the table below and details can be found in Notes 8, 9, and 15 of the 2003 Annual Report and Financial Statements. Contingent funding commitments associated with extensions of credit to customers are set out in note 16 of the 2003 Annual Report. Long-term debt includes junior subordinated debentures (dollars in thousands).

		After	After
		One	Three
		Year	Years
	One	Through	Through	After
	Year or	Three	Five	Five
	Less	Years	Years	Years	Total

Long-term debt	$36	72	72	20,914	21,094
Operating leases	1,074	2,055	2,008	4,158	9,295

Total	$1,110	2,127	2,080	25,072	30,389

B-13.
Interest Rate Sensitivity and Asset / Liability Management Review
(Quantitative and Qualitative Disclosures about Market Risk)

     The Company realizes income principally from the differential or spread between the interest earned on loans, investments and other interest-earnings assets and the interest paid on deposits and borrowings. Loan volumes and yields, as well as the volume of and rates on investments, deposits and borrowings, are affected by market interest rates. Additionally, because of the terms and conditions of many of the Company's loan documents and deposit accounts, a change in interest rates could also affect the projected maturities of the loan portfolio and/or the deposit base, which could alter the Company's sensitivity to future changes in interest rates. Accordingly, management considers interest rate risk to be the Company's most significant market risk.

     Interest rate risk management focuses on maintaining consistent growth in net interest income within Board-approved policy limits while taking into consideration, among other factors, the Company's overall credit, operating income, operating cost, and capital profile. The Company's Asset/Liability Committee (ALCO) includes the Bank's Chief Executive Officer, Chief Economist, Chief Financial Officer, Senior Vice President of Retail Services, Senior Vice President of Commercial Services and Senior Vice President of Sales and Marketing. It reports to the Board of Directors on its activities to monitor and manage interest rate risk.

     Management of the Company's interest rate risk requires the selection of appropriate techniques and instruments to be utilized after considering the benefits, costs and risks associated with available alternatives. Since the Company does not utilize derivative financial instruments, management's techniques usually consider one or more of the following: (1) interest rates offered on products, (2) maturity terms offered on products, (3) types of products offered, and (4) products available to the Company in the wholesale market such as advances from the FHLB and brokered time deposits.

     The Company uses an interest margin shock simulation model as one method to identify and manage its interest rate risk profile. The model measures the Company's projected net interest income "at-risk" and resulting changes in net income and economic value of equity. ALCO's principal focus is net interest income at risk. The model is based on expected cash flows and repricing characteristics for all financial instruments at a point in time and incorporates market-based assumptions regarding the impact of changing interest rates on these financial instruments over a twelve-month period. Assumptions based on the historical behavior of deposit rates and balances in relation to changes in interest rates are also incorporated into the model. These assumptions are inherently uncertain and, as a result, the model cannot precisely measure net interest income or precisely predict the impact of fluctuations in interest rates on net interest income. While actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and management strategies, this model has proven an important tool for ALCO. The following table sets forth the results of this model at December 31, 2003, which reflects the Bank, and which is the principal source of the Company's net interest income:

Changes in Interest	Estimated
Rates	Percentage Change in
(basis points)	Future Net Interest Income

+200	(7)%
+100	(5)
No change	--
-100	2
-200	1

     The Company measures net interest income at risk by estimating the changes in net interest income resulting from instantaneous and sustained parallel shifts in interest rates of plus or minus 200 basis points over a twelve-month period. This provides a basis or benchmark for ALCO to manage the Company's interest rate risk profile. At December 31, 2003, an upward shock would cause a reduction in net interest income due to the Company's gap position in the case of rising rates. A downward shock would result in a slight improvement in net interest income. However, the model only provides a benchmark, because it makes the simplifying assumptions that (1) interest rates will move in a parallel direction with no change in the yield curve, (2) the interest rate moves will be instantaneous and sustained, and (3) there will be no change in the product mix as determined by customer demand nor pricing policies by management.

     For 2004, management projects the general interest rate environment to remain stable for at least the first two quarters of 2004 and rise modestly during the last half of the year as the economy shows signs of recovery and the need for low-cost funds to stimulate the market is reduced. A net interest income increase of about 10% over 2003's net interest income is projected, as management anticipates higher average net interest earning balances. A lower interest rate spread is projected, caused by rising funding costs.

B-14.

     A second tool used by ALCO is its proprietary Cost of Funds model. This model is used weekly and measures actual interest rates paid on deposit accounts and earned on loans and investments. This model takes into consideration current interest rates, interest rate trends, product and portfolio spreads and projected and historical net interest income data. Using this model, management can adjust and determine the financial impact on net interest income on a more rapid basis than the net interest income simulation model, which is prepared monthly.

     A third method used to identify and manage the Company's interest rate risk profile is the static gap analysis. Interest sensitivity gap ("gap") analysis measures the difference between the assets and liabilities repricing or maturing within specific time periods. An asset-sensitive position indicates that there are more rate-sensitive assets than rate-sensitive liabilities repricing or maturing within specific time horizons, which would generally imply a favorable impact on net interest income in periods of rising interest rates and a negative impact in periods of falling rates. A liability-sensitive position would generally imply a negative impact on net interest income in periods of rising rates and a positive impact in periods of falling rates.

     The following table presents an analysis of the Company's interest rate sensitivity gap position at December 31, 2003. Interest-earning assets are shown based on the earlier of their contractual maturity or repricing date. Securities include the market value of available for sale securities, amortized cost of held-to-maturity securities, FRB and FHLB stock. Callable securities are shown at their stated maturity. Loans include principal amortization with no adjustment for estimated prepayment and non-accrual loans. All interest-bearing liabilities are shown based on the earlier of their contractual maturity or repricing date with no adjustment for decay (withdrawal) rates. Borrowings include the junior subordinated debentures. Because the interest rate sensitivity levels shown in the table could be changed by external factors such as loan prepayments and liability decay rates or by factors controllable by the Company such as asset sales, it does not necessarily reflect the Company's projected interest rate risk profile.

     The maturities set forth are based upon contractual maturities. Demand loans, overdrafts and certain time loans, the principal of which may be renewed in whole or in part, are included in the " One Year or Less" classification. The Company's loan policy encourages a repayment schedule to be established whenever possible for loans that do not have stated contractual maturities. The policy provides that a demand loan should mature within one year of its origination, with any renewals at the then prevailing interest rate and with the assurance that the borrower demonstrates the ability to repay on maturity of the loan.

     The chart indicates that $238.3 million more of interest-bearing liabilities will reprice faster than interest-earning assets in the 0-3 month range. For the 4-12 month period, the Company is asset sensitive, as $57.5 million more of interest-earning assets are repricing than interest-bearing liabilities. For the entire one-year range, the Company is repricing $180.7 million more interest-bearing liabilities than assets, and at 72.8% is within Company gap ratio targets of 30% to 125%. The Company is asset sensitive at $159.1 million for the one-to-three year range, $69.6 million for the three-to-five year range, and $69.0 million over five years. For the entire portfolio range, the Company is asset sensitive at $117.0 million versus asset sensitive of $105.6 million last year, mostly reflecting a modest growth in non-interest-bearing demand accounts.

     The Company's product mix is such that nearly all assets and liabilities reprice or mature within three years. With such a balance sheet profile, the Company faces interest rate risk over the short term. Management considers this interest rate gap manageable, as substantially all of the NOW accounts and savings balances are not considered sensitive to rate changes. However, the Company has seen a long-term declining trend in net interest margin (2003: 4.56%; 2002: 4.45%; 2001: 4.56%; 2000: 4.60%) as a result of local competitive pricing pressure, but management continues to pursue a stabilization policy.

B-15.

Interest Rate Sensitivity Gap
December 31, 2003
(Dollars in thousands)

	Maturity/Repricing Period

	Within 3	4 to 12	13 to 36	36 to 60	Over 60
	Months	Months	Months	Months	Months

Interest-earning assets:
Interest-bearing deposits
and federal funds sold	$51,849	--	--	--	--
Securities	4,263	28,683	35,853	38,141	81,249
Loans	277,581	120,643	163,723	31,628	8,671

Total interest-earnings assets	333,693	149,326	199,576	69,769	89,920

Interest-bearing liabilities:
NOW accounts	91,775	--	--	--	--
Money market	219,666	--	--	--	--
Savings	196,692	--	--	--	--
Time deposits	63,830	91,753	40,443	70	--
Borrowings	9	27	72	72	20,914

Total interest-bearing liabilities	571,972	91,780	40,515	142	20,914

Interest rate sensitivity gap	$(238,279)	57,546	159,061	69,627	69,006

Cumulative gap	$(238,279)	(180,733)	(21,672)	47,955	116,961

Cumulative gap ratio(1)	58.3%	72.8%	96.9%	106.8%	116.1%

Cumulative gap as percent of total assets	(26.2)%	(19.9)%	(2.4)%	5.3%	12.9%

(1) Cumulative total interest-earning assets divided by cumulative total interest-bearing liabilities.

     Included within "Loans" in the table above are commercial, financial and agricultural loans. More specific information with respect to these loans' maturities and sensitivity to changes in interest rates at December 31, 2003, is set forth in the table below (dollars in thousands).

		After
		One
	One	through	After
	Year or	Five	Five
	Less	Years	Years	Total

Commercial, financial and agricultural	$98,836	$18,665	$3,419	$120,920

Loans maturing after one year:
With a predetermined interest rate		14,715	3,419
With a floating or adjustable rate		3,950	-

B-16.

Capital and Dividends

     The Company and Bank are each subject to certain regulatory capital requirements. Management believes that as of December 31, 2003, the Company and Bank each exceeded all capital requirements to which they were subject. A full description of these requirements and applicable calculations are set out in the 2003 Annual Report at Note 17 of the Financial Statements on pages 28 and 29.

     Management's goal is to maintain the Company's and Bank's categorization as well capitalized. As reported in previous filings, the accelerated expansion plan set out in 1998 anticipated a reduction in the capital ratios and a lower categorization than well capitalized. The plan currently calls for the Company and Bank to remain at well-capitalized status. This will be accomplished mainly through asset growth being slower than net capital formation (net income less dividends). Management can take other steps to improve capital ratios as considered necessary, such as treasury stock sales, dividend reduction, asset sales, issuing equity securities, or issuing additional debt qualifying as regulatory capital and other means. None of these are contemplated in 2004.

     Cash dividends paid to shareholders in 2003 were $2.3 million or $4.75 per outstanding common share versus $2.0 million or $4.10 per outstanding common share in 2002. Payment of dividends by the Bank to the Company is limited in certain circumstances. Refer to Note 11 to the 2003 Annual Report and Financial Statements for information on the limits and amounts available for payment. Historical dividend information is set forth in the Common Stock Data section of the 2003 Annual Report and Financial Statements.

Off balance sheet arrangements

     The Company has off balance sheet arrangements through the Bank in the form of standby letters of credit and loan commitments. The details of these are set out in the 2003 Annual Report at Note 16 of the Financial Statements on pages 27 and 28. Management believes, at December 31, 2003, there were no material commitments to extend credit which represent unusual risks.

New Accounting Standards and Recently Proposed Accounting Rules

     Several new accounting pronouncements were issued by the Financial Accounting Standard Board (FASB) during 2003. A summary of each and the actual or anticipated impact on the Company are discussed in the 2003 Annual Report at Note 1 of the financial statements in pages 15 and 16.

Supplementary Data: Selected Quarterly Financial Data

     The following tables present selected quarterly financial data for the Company for each of the quarters in the years ended December 31, 2003 and 2002. The sum of each quarter's earnings per share data may differ from the full year's results due to rounding (in thousands except share data).

	1st	2nd	3rd	4th

2003 Quarters:
Net interest income	$8,455	$8,292	$8,547	$8,187
Provision for loan losses	390	255	325	280
Non-interest income	3,121	3,627	3,216	3,033
Operating expenses	7,500	7,954	7,438	8,025
Income taxes	1,131	1,125	990	724

Net income	$2,555	$2,585	$3,010	$2,191

Basic earnings per share	$5.35	$5.42	$6.31	$4.59

Diluted earnings per share	$5.27	$5.30	$6.12	$4.42

2002 Quarters:
Net interest income	$6,983	$7,246	$7,421	$8,200
Provision for loan losses	241	420	1,115	530
Non-interest income	2,716	2,655	2,694	3,815
Operating expenses	7,024	7,252	7,615	7,587
Income taxes	718	666	270	1,110

Net income	$1,716	$1,563	$1,115	$2,788

Basic earnings per share	$3.60	$3.28	$2.34	$5.85

Diluted earnings per share	$3.57	$3.25	$2.31	$5.77

B-17.

     There were no significant transactions in the fourth quarter of 2003; however, net income was lower than previous quarters. This was a result of: (1) a decline in net interest income caused by declining asset yields and stable funding costs, (2) lower non-interest income driven by lower net gain on sale of mortgages from lower origination volume, and (3) higher operating expenses mainly from personnel costs from bonus accruals.

     Net income for the fourth quarter of 2002 was substantially higher than the previous quarters of the year. This was a result of a combination of (1) higher interest income due to higher average interest-earning assets coupled with a lower cost of funds and (2) higher gains on sale of mortgage loans, when 48% of loans sold to third parties for the entire year were sold. Offsetting these increases was a higher income tax provision, reflecting the higher quarter's taxable income.

Market for the Company's Common Stock and Related Security Holder Matters

     Market value and dividend information can be found in the 2003 Annual Report on page 34. A performance graph comparing the total return of the Company's common stock to related stock market indices can be found in the Proxy Statement on page 11.

     While there can be no assurance that the amount and timing of dividends paid in recent years will continue, management has no knowledge of current activities that would require reduction of dividends paid in recent years and at the same times. Payment of dividends is subject to a number of factors, including capital requirements, regulatory limitations, the Company's financial condition, results of operations and the Bank's and CNB Mortgage's abilities to pay dividends.

     At January 31, 2004, the Company had approximately 1,028 shareholders of record. Information regarding beneficial ownership of the Company's stock is set forth in the Company's Proxy Statement on page 1.

     Information about securities authorized for issuance under the Company's Incentive Stock Option Plan, approved by shareholders in 1998, is in Note 14 of the financial statements in the 2003 Annual Report on page 26.

B-18.